Exhibit 10.1
AMENDED AND RESTATED
AGREEMENT
THIS AGREEMENT is entered into as of the 2nd day of February, 2010 by and between                      (“Executive”) and Brandywine Realty Trust (the “Company”) and amends and restates in its entirety the Agreement dated  _____  (the “Prior Agreement”) between Executive and Company.
WHEREAS, Executive is currently employed by the Company and/or a Subsidiary (as defined below) of the Company;
WHEREAS, in order to encourage Executive to remain an employee of the Company and/or a Subsidiary, the Company is entering into this Agreement with Executive.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Payment Obligation: Change of Control. The Company agrees that if (i) a Change of Control of the Company occurs at a time when Executive is then an employee of the Company and/or a Subsidiary of the Company and (ii) within 730 days following the occurrence of the Change of Control (a) the Company or the purchaser or successor thereto (the “Purchaser”) terminates the employment of Executive other than for Cause or (b) Executive resigns for Good Reason:
a. then the Company or Purchaser will be obligated to pay to Executive an amount equal to the product of: (x)   _____  multiplied by (y) the sum of (1) Executive’s annual base salary as in effect at the time the Change of Control occurs plus (2) the greater of (i) the annual bonus most recently paid to Executive prior to the date of the occurrence of the Change of Control and (ii) Executive’s Target Bonus for the calendar year in which the Change of Control occurs, provided that if a Target Bonus has not been established for the calendar year in which the Change of Control occurs at the time of such occurrence, then the amount to be used for purposes of this clause (2) shall be the annual bonus most recently paid to Executive prior to the date of the occurrence of the Change of Control. Payment of the amounts provided for in this Section 1.a shall be made as soon as reasonably practicable following Executive’s termination or resignation, but, in any event, not later than ten (10) days after such termination or resignation.
b. Executive shall be entitled to continuation of medical coverage until the earlier of (1) the last day of the 730 day period following the date of termination or resignation or (2) the date on which the Executive is eligible for medical coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer. Coverage shall be generally comparable to that provided by the Company from time to time to similarly situated active employees (i.e., as if the Executive had continued in employment during such period). The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing benefit period. In addition, Executive shall be entitled to continuation of all group term life insurance benefits (but not including any supplemental life insurance benefits provided to executives), or equivalent coverage if provision of such continuation of coverage is not possible under the group term life insurance policy, at no cost to Executive for the 730 day period following the date of Executive’s termination or resignation.

c. All compensation and benefits will cease at the time Executive’s employment terminates and, except as otherwise provided in this Section 1, the Company will have no further liability or obligation by reason of such termination. The benefits described in this Section 1 are in lieu of, and not in addition to, benefits under any other severance arrangement maintained by the Company.
2. No Right to Employment. This Agreement shall not confer upon Executive any right to remain an employee of the Company or a Subsidiary of the Company, and shall only entitle Executive to the payments and benefits in the limited circumstances set forth in Paragraphs 1 and 2 above.
3. Compliance with Section 409A. If the termination giving rise to the payments described in Section 1 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder. Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent an in-kind benefit due to the Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, the provision of such in-kind benefits will be subject to the conditions stated in Treas. Reg. §§ 1.409A-3(i)(iv)(3), (4) and (5).
4. Certain Definitions. As used herein:
a. “Board” means the Board of Trustees of the Company, as constituted from time to time.
b. “Cause” has the meaning assigned to it in the Plan (except that references in such Plan definition to “Company” shall be interpreted to mean the Company or Purchaser, as applicable).
c. “Change of Control” means:
(1) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (1) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(2) consummation of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation;
(3) approval by shareholders of the Company of a complete liquidation or dissolution of the Company; or
(4) approval by shareholders of the Company of an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
(5) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or
(6) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board members ceases to be comprised of individuals who either: (a) have been board members continuously since the beginning of such period; or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.
d. “Code” means the Internal Revenue Code of 1986, as amended.
e. “Good Reason” means any of the following:
(1) a reduction in Executive’s base salary as in effect at the time of the Change of Control, other than a reduction in salary of no more than 10% of Executive’s then current base salary done in connection with salary reductions proportionately affecting all members of the Company’s executive management team and (if the Change of Control involves a Purchaser) proportionately affecting all members of the Purchaser’s executive management team as well;
(2) a significant adverse alteration in the nature or status of Executive’s responsibilities from those in effect at the time of the Change of Control; or

(3) relocation of the place where Executive performs his day-to-day responsibilities at the time of the Change of Control by more than thirty (30) miles.
However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns his employment within 240 days following the expiration of that cure period (but in no event later the deadline specified above in Section 1(ii)).
f. “Plan” means the Company’s Amended and Restated 1997 Long-Term Incentive Plan, as amended.
g. “Subsidiary” means, in respect of the Company or parent, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.
h. “Target Bonus” means, with respect to any year, the target amount of Executive’s annual bonus for that year.
5. Tax Withholding, Etc. All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by an employer to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to the Executive or make the Executive whole for the amount of any required taxes.
6. Miscellaneous.
a. Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
b. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.
c. Liability of Trustees, etc. No recourse shall be had for any obligation of the Company hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of the Company, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Executive.
d. Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney

President and Chief Executive Officer

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